Exhibit 99.1

AutoWeb Reports Fourth Quarter and Full Year 2021 Results

- 2021 Marked Continued Progress with Transformation Strategy Amidst Challenging Macro-Economic Conditions -

- Efforts to Scale Vehicle Acquisition Business in 2022 Remains a Priority -

TAMPA, Fla. – Mar. 24, 2022 – AutoWeb, Inc. (Nasdaq: AUTO), an automotive matchmaking platform connecting in-market car shoppers to their preferred vehicle transactions, is reporting financial results for the fourth quarter and full year ended December 31, 2021.

“2021 marked another year of progress for our transformation strategy, despite operating against unfavorable macro-economic conditions throughout the year,” said Jared Rowe, president and CEO of AutoWeb. “Although headwinds from supply challenges across the automotive industry persisted as we closed out the year, we continued to make meaningful strides towards transforming our organization from a digital media company to a transaction-enabled matchmaker. It’s our goal to provide valuable solutions to both our dealer partners and our consumer audience, and I firmly believe we remain on-track to deliver on that expectation.”

Fourth Quarter 2021 Financial Summary

	Q4 2021	Q3 2021	Q4 2020
Total Revenues (millions)	$17.8	$17.2	$17.3
Gross Profit (millions)	$3.5	$4.4	$5.9
Gross Margin	19.8%	25.8%	34.0%
Net Loss (millions)	$(2.6)	$(3.1)	$(0.9)
Net Loss per share	$(0.20)	$(0.23)	$(0.07)
Adjusted EBITDA [1] (millions)	$(1.3)	$(1.7)	$0.5

Fourth Quarter 2021 Key Operating Metrics

	Q4 2021	Q3 2021	Q4 2020
Lead Traffic [2] (millions)	14.0	16.2	17.6
Lead Volume [3] (millions)	0.9	1.0	1.1
Retail Dealer Count [4]	1,581	1,617	1,785
Retail Lead Capacity [5]	103,000	105,000	112,000
Click Traffic [6] (millions)	23.7	21.8	17.0
Click Volume [7] (millions)	4.3	4.9	4.8

CarZeus Quarterly Operating Metrics

	Q4 2021	Q3 2021
Vehicles Purchased	237	126
Vehicles Sold	195	115
Average Sales Price Per Unit Sold	$19,081	$13,949
Average Gross Profit Per Unit Sold	$1,020	$1,380

1 Refer to the note below about Non-GAAP financial measures.

2 Lead traffic = total visits to AutoWeb’s owned lead websites.

3 Lead volume = total new and used vehicle leads invoiced to retail and wholesale customers.

4 Retail dealer count = the number of franchised dealers contracted for delivery of retail new vehicle leads plus the number of vehicle dealers (franchised or independent) contracted for delivery of retail used vehicle leads.

5 Retail lead capacity = the number of new and used vehicle leads contracted for by new or used retail vehicle dealers that the dealers wish to receive each month (i.e., “targets”) at the end of the applicable quarter.

6 Click traffic = total visits to AutoWeb’s owned click referral websites and AutoWeb's Click Traffic Affiliate Network websites.

7 Click volume = the number of times during the applicable quarter that consumers clicked on advertisements on AutoWeb’s owned click referral websites and on AutoWeb's Click Traffic Affiliate Network websites.

Rowe continued: “During the fourth quarter, inventory challenges and the resulting pricing constraints across the industry continued to worsen. As a result, our internal research showed that the average consumer’s time to purchase a vehicle took almost twice as long to do so in the second half of the year compared to the first half. This is further demonstrated by the sequential and year-over-year uptick in click traffic as we are seeing vehicle purchasers scouring the internet for favorable pricing. While we remain committed to providing sustained value to our customers through our core digital marketing business, we’ve been making steady progress on scaling our position as a direct participant in the matchmaking process through our used vehicle acquisition business.

“Since we acquired the CarZeus assets, effective as of July 31, 2021, we have materially improved the unit-level economics in San Antonio, including revenue and gross margin per marketing dollar spent, with further room for optimization on lead-to-close rates and gross margin per unit sold. This continues to show that we can use our existing audience and audience acquisition capabilities to support vehicle acquisitions. We are now working on replicating this playbook across the state of Texas, having expanded into Austin in the fourth quarter of 2021 and Houston in the first quarter of 2022. While we are initially serving these two markets remotely from our San Antonio location, we plan to be fully operational with physical storefronts in each of these markets.

“Overall, our objectives heading into 2022 are simple. We intend to curate a high-quality, low-cost audience of consumers looking to acquire and dispose of vehicles; grow leads and clicks when inventory levels begin to recover; aggressively manage expenses; and geographically expand our vehicle acquisition services. As an organization, we aim to be highly focused on efficiently and effectively executing on the initiatives within our control given the unpredictable macro-environment continuing to affect inventory and pricing across the industry. Though we remain in the early stages of our transformation to become a transactional matchmaker at scale, I have the utmost confidence in our leadership team and organizational capabilities to continue executing upon our strategy.”

Fourth Quarter 2021 Financial Results

Total revenues in the fourth quarter of 2021 increased slightly to $17.8 million compared to $17.3 million in the year-ago quarter. The increase was primarily from the incremental revenue generated through the company’s vehicle acquisition business, which was acquired on July 31, 2021.

Gross profit in the fourth quarter of 2021 was $3.5 million compared to $5.9 million in the year-ago quarter. As a percentage of revenue, gross profit was 19.8% compared to 34.0%. The decrease in gross profit was primarily driven by the company having a higher percentage of revenue generated from the used vehicle acquisition business, which produces a lower gross profit margin compared to the core leads business, along with the continued industry-wide supply constraints.

Total operating expenses in the fourth quarter of 2021 decreased to $5.9 million compared to $6.6 million in the year-ago quarter. The improvement was primarily driven by a continued focus on expense management throughout the organization.

Net loss in the fourth quarter of 2021 was $2.6 million or $(0.20) per share, compared to a net loss of $0.9 million or $(0.07) per share in the year-ago quarter.

Adjusted EBITDA in the fourth quarter of 2021 was $(1.3) million compared to $0.5 million in the year-ago quarter of 2020 (See “Note about Non-GAAP Financial Measures” below for further discussion).

At December 31, 2021, cash, cash equivalents and restricted cash totaled $11.6 million compared to $15.1 million at December 31, 2020.

At December 31, 2021, AutoWeb had an outstanding balance of $10.0 million on its revolving credit facility with CIT Northridge Credit compared to $10.2 million at December 31, 2020.

Full Year 2021 Financial Results

Total revenues in 2021 were $71.6 million compared to $76.6 million in 2020. The decrease was primarily attributable to the impact of supply constraints across the automotive industry reducing demand for the company’s leads product throughout the year. This was partially offset by the incremental revenue generated through the company’s used vehicle acquisition business, which it did not operate in the prior year.

Gross profit in 2021 was $20.3 million compared to $23.7 million in 2020. The decrease in gross profit was driven by the aforementioned industry-wide supply constraints throughout the year coupled with the company having a higher percentage of revenue generated from the used vehicle acquisition business, which produces a lower gross profit margin compared to the core leads business.

Total operating expenses in 2021 decreased to $26.8 million compared to $29.2 million in 2020. The improvement was primarily driven by the aforementioned continued focus on expense management throughout the year.

Net loss in 2021 was $5.7 million or $(0.43) per share, compared to a net loss of $6.8 million or $(0.52) per share in 2020.

Adjusted EBITDA in 2021 was $(1.8) million compared to $0.2 million in 2020.

Conference Call

AutoWeb will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year results, followed by a question-and-answer session.

Date: Thursday, March 24, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-877-852-2929

International dial-in number: 1-404-991-3925

Conference ID: 2128197

The conference call will also be broadcast live at www.autoweb.com (click on “Investors” and then click on “Events & Presentations”). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 31, 2022. The call will also be archived in the Investors section of the company’s website for one year.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 2128197

Tax Benefit Preservation Plan

At December 31, 2021, the company had approximately $110.7 million in available net operating loss carryforwards (NOLs) for U.S. federal income tax purposes. AutoWeb reminds stockholders about its Tax Benefit Preservation Plan dated May 26, 2010, as amended (the “Plan”) between the company and Computershare Trust Company, N.A., as rights agent.

The Plan was adopted by the company’s board of directors to preserve the company’s NOLs and other tax attributes, and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. In general, an ownership change will occur if the company’s 5% shareholders, for purposes of Section 382, collectively increase their ownership in the company by an aggregate of more than 50 percentage points over a rolling three-year period. The Plan is designed to reduce the likelihood that the company experiences such an ownership change by discouraging any person or group from becoming a new 5% shareholder under Section 382. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company’s outstanding common stock and could result in substantial dilution of the acquirer’s percentage ownership in the company. There is no guarantee that the Plan will achieve the objective of preserving the value of the company’s NOLs.

As of December 31, 2021, there were 13,489,482 shares of the company’s common stock, $0.001 par value, outstanding. Persons or groups considering the acquisition of shares of beneficial ownership of the company’s common stock should first evaluate their percentage ownership based on this revised outstanding share number to ensure that the acquisition of shares does not result in beneficial ownership of 4.9% or more of outstanding shares. For more information about the Plan, please visit investor.autoweb.com/financial-information/tax.

About AutoWeb, Inc.

AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at http://investor.autoweb.com/alerts.cfm.

Note about Non-GAAP Financial Measures

AutoWeb has disclosed Adjusted EBITDA in this press release, which is a non-GAAP financial measure as defined by SEC Regulation G. The company defines Adjusted EBITDA as net loss before interest, taxes, depreciation, amortization, non-cash stock-based compensation, non-cash gains or losses, and other extraordinary items. A table providing a reconciliation of Adjusted EBITDA is included at the end of this press release.

The company’s management believes that presenting Adjusted EBITDA provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations, as well as providing for more consistent period-over-period comparisons. This non-GAAP measure assists management in its operational and financial decision-making and monitoring the company’s performance. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.

Forward-Looking Statements Disclaimer

The statements contained in this press release or that may be made during the conference call described above that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, projections, statements regarding future events, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) it’s the company’s goal to provide valuable cross-platform synergies to both its dealer partners and consumer audience, and that the company’s president and chief executive officer firmly believes that the company remains on-track to deliver on that expectation; (ii) the company plans to be fully operational with physical storefronts in the Austin and Houston markets; (iii) the company intends to curate a high-quality, low-cost audience of consumers looking to acquire and dispose of vehicles; grow leads and clicks when inventory levels begin to recover; and geographically expand its vehicle acquisition services; (iv) as an organization, the company aims to be highly focused on efficiently and effectively executing on the initiatives within the company’s control given the unpredictable macro-environment continuing to affect inventory and pricing across the industry; and (v) though the company remains in the early stages of its transformation to become a transactional matchmaker at scale, the company’s president and chief executive officer has the utmost confidence in the company’s leadership team and organizational capabilities to continue executing upon the company’s strategy, ‐‐are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of AutoWeb and the market price of the company’s stock.

Company Contact

Beth P. Quezada

Communications & Culture Manager

AutoWeb, Inc.

949-862-1391

beth.quezada@autoweb.com

Investor Relations Contact:

Cody Cree

Gateway Group, Inc.

949-574-3860

AUTO@gatewayir.com

AUTOWEB, INC.

AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$7,315	$10,803
Restricted cash	4,314	4,304
Accounts receivable, net of allowances for bad debts and customer creditsof $101 and $406 at December 31, 2021 and 2020 , respectively	11,433	13,955
Vehicle inventory	1,076	-
Prepaid expenses and other current assets	998	847
Assets held for sale		-
Total current assets	25,136	29,909
Property and equipment, net	3,853	2,953
Right-of-use assets	1,993	2,892
Intangibles assets, net	3,634	4,733
Other assets	516	642
Total assets	$35,132	$41,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,705	$7,233
Borrowings under revolving credit facility	10,001	10,185
Accrued employee-related benefits	1,782	2,123
Other accrued expenses and other current liabilities	610	538
PPP Loan	-	1,384
Current portion of lease liabilities	781	1,015
Current portion of financing debt	64	65
Total current liabilities	20,943	22,543
Lease liabilities, net of current portion	1,432	2,191
Financing debt, net of current portion	-	60
Total liabilities	22,375	24,794

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, 2,000,000 shares authorized, none issued and outstanding at December 31, 2021 and 2020, respectively	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 13,489,482 and 13,169,204 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	13	13
Additional paid-in capital	368,168	366,087
Accumulated deficit	(355,424)	(349,765)
Total stockholders' equity	12,757	16,335
Total liabilities, minority interest and stockholders' equity	$35,132	$41,129

AUTOWEB, INC.

AUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Twelve Months Ended
	December 31,
	2021	2020
Revenues:
Lead generation	$52,117	$61,129
Digital advertising	14,142	15,441
Used vehicle sales	5,326	-
Total revenues	71,585	76,570
Cost of revenues:
Cost of revenues - lead generation and digital advertising	46,300	52,890
Cost of revenues - used vehicles	4,954	-
Total cost of revenues	51,254	52,890
Gross profit	20,331	23,680

Operating Expenses
Sales and marketing	9,170	8,201
Technology support	5,649	6,574
General and administrative	11,324	12,718
Depreciation and amortization	653	1,711
Total operating expenses	26,796	29,204
Operating loss	(6,465)	(5,524)
Interest and other (expense) income:
Interest (expense) income, net	(1,011)	(1,524)
Other income	1,817	238
Loss before income tax provision	(5,659)	(6,810)
Income tax provision	-	10
Net loss	$(5,659)	$(6,820)

Basic and diluted loss per share:
Basic loss per common share	$(0.43)	$(0.52)
Diluted loss per common share	$(0.43)	$(0.52)

Shares used in computing net loss per share:
Basic	13,230	13,144
Diluted	13,230	13,144

AUTOWEB, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(5,659)	$(6,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,484	3,624
Provision for bad debt	(227)	291
Provision for customer credits	52	83
Forgiveness of PPP Loan	(1,384)	-
Share-based compensation	1,854	1,984
Amortization of Right-of-use assets	899	1,426
Loss on disposal of assets	-	6
Changes in assets and liabilities
Accounts receivable	2,697	9,722
Prepaid expenses and other current assets	(151)	418
Vehicle inventory	(1,076)	-
Other non-current assets	126	19
Accounts payable	306	(7,279)
Accrued expenses and other current liabilities	(344)	(325)
Lease Liabilities	(993)	(1,248)
Net cash (used in) provided by operating activities	(1,416)	1,901

Cash flows from investing activities:
Purchases of property and equipment	(1,719)	(596)
Purchase of intangible asset	(325)	-
Net cash used in investing activities	(2,044)	(596)
Cash flows from financing activities:
Borrowings under PNC credit facility	-	28,564
Borrowings under CNC credit facility	73,719	71,072
Payments under PNC credit facility	-	(32,308)
Payments under CNC credit facility	(73,903)	(60,887)
Borrowings under PPP Note	-	1,384
Proceeds from exercise of stock options	227	75
Payments under financing agreement	(61)	(44)
Net cash provided by (used in) financing activities	(18)	7,856
Net (decrease) increase in cash and cash equivalents and restricted cash	(3,478)	9,161
Cash and cash equivalents and restricted cash at beginning of period	15,107	5,946
Cash and cash equivalents and restricted cash at end of period	$11,629	$15,107

RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents at beginning of period	$10,803	$892
Restricted cash at beginning of period	4,304	5,054
Cash and cash equivalents and restricted cash at beginning of period	$15,107	$5,946

Cash and cash equivalents at end of period	$7,315	$10,803
Restricted cash at end of period	4314	4304
Cash and cash equivalents and restricted cash at end of period	$11,629	$15,107

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$-	$1
Cash refunds for income taxes	$1	$849
Cash paid for interest	$872	$845
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$-	$1,790
Purchases on account related to capitalized software	$166	$99
Financing for the purchase of fixed assets	$-	$170
Intangible asset holdback	$75	$-

AUTOWEB, INC.

RECONCILIATION OF ADJUSTED EBITDA

(Amounts in thousands)

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020

Net loss (income)	$(2,609)	$(3,056)	$(937)

Depreciation and amortization	564	654	649
Interest income	(3)	(3)	(3)
Interest expense	264	256	257
Other income (expense)	2	-	13
Federal, state and local taxes	19	20	34
Non-cash stock compensation expense	472	458	459
Gain/loss on sale of asset	-	-	(5)
Gain/loss on disposal of assets	-	-	6
Adjusted EBITDA	$(1,291)	$(1,671)	$473